Exhibit 99

Burger King Holdings, Inc. Reports Third Quarter Fiscal 2009 Results

Continued Growth Across Key Business Drivers:

Positive Comparable Sales and Net Restaurant Growth

MIAMI--(BUSINESS WIRE)--April 29, 2009--Burger King Holdings, Inc. (NYSE:BKC):

Highlights:

  21st consecutive quarter of worldwide positive comparable sales; up 1.0% despite a 1 point negative calendar shift as 3Q F’08 included an extra day due to leap year.
  20th consecutive quarter of U.S. and Canada positive comparable sales, up 1.6% despite a 1 point negative calendar shift as 3Q F’08 included an extra day due to leap year.
  Trailing twelve-month net restaurant count increased by 355; on target to meet annual development guidance – among the highest growth rates in the industry.

Comparable sales were driven by a combination of indulgent and value offerings, including the successful multi-market promotion of the Angry Whopper® sandwich in January and the U.S. launch of BK Burger Shots® and BK Breakfast ShotsTM in February. During the quarter, the company also benefited from a significant sales increase in the late night daypart as a result of the North America competitive hours initiative. Worldwide comparable sales rapidly decelerated in the month of March, driven by the current sales environment and the shift of the Easter holiday to the fourth quarter of 2009, with Germany and Mexico markets most affected.

The company opened 53 net new restaurants in the third quarter of its 2009 fiscal year. As a result, trailing 12-month net restaurant count increased 355 over the prior 12-month period. The company is on target to meet its full fiscal year development plan, representing a worldwide net restaurant growth rate of 3% to 3.5%.

Revenues for the quarter were $600 million, up 1% over the same quarter last year. Revenues were unfavorably impacted by $44 million due to fluctuations in currency exchange rates. Worldwide trailing 12-month average restaurants sales were $1.29 million, including a negative exchange rate impact of $35,000, up from $1.27 million in the prior year period.

“We continue to post top-line growth even in this challenging macroeconomic environment,” said John Chidsey, chairman and chief executive officer, Burger King Corp. “We delivered our 21st consecutive quarter of worldwide positive comp sales, our annual net restaurant growth remains on track and our cash flow generation remains strong.

“While we performed well in January and February, the unexpected decline in March traffic across many of the countries in which we operate, particularly the Germany and Mexico markets, adversely affected our results. Although disappointed in our company restaurant margins, we are pleased to have been able to offset the earnings impact with continued revenue growth, general and administrative (G&A) cost reductions, lower interest expense and tax savings. I am also pleased with how the team rapidly readjusted our marketing efforts toward more value focused promotions and menu offerings.”

Worldwide company restaurant margins for the quarter were 11.7% as compared to 13.2% in the prior year period. Worldwide company restaurant margins were negatively impacted by labor inefficiencies as the result of rapid traffic declines in March, increased German labor costs resulting from the previously announced statutory wage increase and new labor contracts, and increases in food, paper and product costs worldwide due to inflation and the impact of cross border commodity purchases. These declines were partially offset by improvements in occupancy and other operating costs primarily due to the lapping of prior year accelerated depreciation expense in conjunction with the company’s reimaging program in the U.S. and Canada.

The company reduced G&A costs by $11 million or 11% to $93 million as compared to the same period last year. As a percentage of revenue, G&A improved 200 basis points year-over-year. Improvements in G&A were primarily the result of the favorable impact from the movement of currency exchange rates on expenses and ongoing cost containment initiatives.

Interest expense improved over the prior year period primarily due to lower average interest rates. The company also paid down $40 million in debt during the quarter and an additional $30 million in April, bringing total debt paid down since after the company’s IPO in May 2006 to $245 million.

The company realized $1 million of other income as compared to the prior year’s other income of $6 million. The main driver of the differential, equal to $0.02 per share, was the gain from the re-franchising of Germany company restaurants last year.

Currency exchange rate fluctuations negatively impacted earnings per share by $0.03, within the expected range for the quarter.

The third quarter tax rate of 25.4% was significantly less than the prior year’s third quarter tax rate of 36.9%. As a result, earnings per share were positively impacted by $0.05. This quarter’s tax rate benefited from the resolution of tax audits.

For the quarter, the company reported earnings per share of $0.34 compared to $0.30 in the same quarter last year.

Capital and Development

“Our disciplined deployment of capital and strong cash flow from operations enable us to invest in the brand for the long-term,” said Ben Wells, chief financial officer, Burger King Corp. “During the first four months of the calendar year, we paid down $70 million in debt, continued to refurbish our company restaurant portfolio, paid a quarterly dividend and maintained a solid cash balance.”

During the quarter, the company re-franchised 19 restaurants in Des Moines, Iowa to a new franchisee. The transaction, part of the company’s proactive portfolio management, is aimed at driving financial performance and development.

Looking ahead

The company’s fiscal 2009 fourth quarter marketing calendar includes promotional movie tie-ins with the highly-anticipated summer releases of expected blockbusters Star Trek and TransformersTM. Superfamily promotions include a $0.99 BK® Kids Meal deal in conjunction with SpongeBob SquarePantsTM and PokemonTM. The company will also continue to promote late night, capitalizing on the daypart’s continued positive momentum. Product launches are also anticipated to drive results, including the Tendercrisp® Bacon Cheddar Ranch limited time offer chicken sandwich and the roll-out of the Steakhouse XTTM, an extra thick juicy burger, to approximately 40% of U.S. designated marketing areas which have installed the new batch broiler.

The company’s results are expected to benefit from its extensive marketing calendar, value-focused marketing initiatives, net restaurant openings and lower food and energy costs in the U.S. However, the company is forecasting continued earnings pressures in its fiscal fourth quarter due to persisting macroeconomic uncertainties and an increased competitive landscape.

“We continue to grow our top-line in this challenging economic environment with positive April comps and are tactically responding to ever-changing market dynamics. However, due to ongoing market challenges and unknown potential effects of the Swine Flu situation, we are taking a more conservative outlook to our fourth quarter fiscal year 2009 earnings estimate,” Chidsey said.

The company anticipates its fourth quarter fiscal year 2009 earnings per share to be in the range of $0.34 to $0.37. As a result, the company now expects its 2009 full fiscal year adjusted earnings per share to be in the range of $1.39 to $1.42; which includes a $0.10 per share negative impact due to movements in currency exchange rates. This forecast is based on information available today and is subject to change based on the impact of the evolving Swine Flu situation on the company’s worldwide business.

“Our cash flows remain strong and we continue to invest - building new restaurants and re-imaging existing ones, introducing new products and extending hours of operations. Going forward, we believe that improving commodity costs and our disciplined focus on driving G&A efficiencies will contribute to overall earnings improvement. Our commitment to grow profitably over the long-term by executing on our strategic growth pillars of marketing, products, development and operations remains on course,” Chidsey concluded.

Related Communication

Burger King Holdings Inc. (NYSE:BKC) will hold its third quarter earnings call for fiscal year 2009 on Wednesday, April 29, at 10 a.m. EST following the release of its third quarter results before the stock market opens on the same day. During the call, Chairman and Chief Executive Officer John Chidsey; Chief Financial Officer Ben Wells; President, Global Marketing, Strategy and Innovation Russ Klein; and Senior Vice President of Investor Relations and Global Communications Amy Wagner will discuss the company's third quarter results.

The earnings call will be webcast live via the company's investor relations Web site at http://investor.bk.com and available for replay for one month.

ABOUT BURGER KING HOLDINGS INC.

The BURGER KING® system operates more than 11,800 restaurants in all 50 states and in 74 countries and U.S. territories worldwide. Approximately 90 percent of BURGER KING® restaurants are owned and operated by independent franchisees, many of them family-owned operations that have been in business for decades. In 2008, Fortune magazine ranked Burger King Corp. among America's 1,000 largest corporations and Ad Week named it one of the top three industry-changing advertisers within the last three decades. To learn more about Burger King Holdings Inc., please visit the company's Web site at www.bk.com.

Forward-Looking Statements

Certain statements made in this report that reflect management's expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks and uncertainties. These forward-looking statements include statements regarding our expectations regarding the uncertainties in the currency markets, fluctuations in currency exchange rates and the impact of movements in currency exchange rates on our operating results and earnings per share; our expectations regarding worldwide net restaurant growth and our ability to achieve our fiscal 2009 development plan; our expectations regarding our strong cash flows and our ability to deploy capital and cash flow from operations to invest in the brand for the long-term; our expectations that our earnings will benefit from our extensive marketing calendar, value-focused marketing initiatives, net restaurant openings, lower food and energy costs in the U.S. and positive April worldwide comparable sales; our expectations regarding continued earnings pressures in the fourth quarter of fiscal 2009 due to persisting macroeconomic uncertainties and an increased competitive landscape; our expectations regarding the success of our promotional calendar for the fourth quarter of fiscal 2009; our ability to drive results through product launches and the continued promotion of the late night daypart; our ability to grow our top-line in this challenging economic environment and tactically respond to ever-changing market dynamics; our ability to deliver on our growth pillars of marketing, products, development and operations; our expectations regarding our ability to continue to invest in our restaurants, introduce new products, extend hours of operations, improve commodity costs, successfully implement and maintain ongoing cost containment initiatives and drive G&A efficiencies; our expectations that our proactive portfolio management will drive financial performance and development; our expectations regarding our ability to deliver our updated earnings per share guidance for the fourth quarter and full year of fiscal 2009; the impact of ongoing market challenges and unknown potential effects of the swine flu outbreaks on our worldwide business, and other expectations regarding our future financial and operational results. These forward-looking statements are only predictions based on our current expectations and projections about future events. Important factors could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements.

These factors include those risk factors set forth in filings with the Securities and Exchange Commission, including our annual and quarterly reports, and the following:

• Economic or other business conditions that may affect the desire or ability of our customers to purchase our products such as inflationary pressures, higher unemployment rates, increases in gas prices, declines in median income growth, consumer confidence and consumer discretionary spending and changes in consumer preferences;

• Risks arising from the significant and rapid fluctuations that have been occurring in the currency exchange markets and the hedging decisions and positions that we take to hedge such volatility, including the risk that our revenues and income may be disproportionately affected as compared to some of our competitors;

• Our ability to compete domestically and internationally in an intensely competitive industry;

• Our ability to successfully implement our international growth strategy and risks related to our international operations;

• Our ability to manage increases in our operating costs, including costs of food and paper products, rent expense, energy costs and labor costs, which can adversely affect our operating margins and financial results, particularly in an environment of declining sales or challenging macroeconomic conditions, if we choose not to pass, or cannot pass, these increased costs to our guests;

• Our relationship with, and the success of, our franchisees;

• Risks related to franchisee financial distress which could result in, among other things, restaurant closures, delayed or reduced payments to us of royalties and rents and increased exposure to third parties, such as landlords;

• The ability of our franchisees to obtain financing for new development, restaurant remodels and equipment initiatives on acceptable terms or at all given the current turmoil in the global credit markets;

• Our continued ability, and the ability of our franchisees, to obtain suitable locations for new restaurant development;

• The effectiveness of our marketing and advertising programs and franchisee support of these programs;

• Risks related to the renewal of franchise agreements by our franchisees;

• The ability of franchisees who are experiencing losses from their other businesses to continue to make payments to us and invest in our brand;

• Risks related to disruptions and catastrophic events, including disruption in the financial markets, war, terrorism and other international conflicts, public health issues such as the swine flu outbreak, and natural disasters, and the impact of such events on our operating results;

• Risks related to food safety, including foodborne illness and food tampering, and the safety of toys and other promotional items available in our restaurants;

• Risks related to the loss of any of our major distributors, particularly in those international markets where we have a single distributor, and interruptions in the supply of necessary products to us;

• Our ability to execute on our reimaging program in the U.S. and Canada to increase sales and profitability, and the short term impact of our reimaging program on revenues and operating margins due to temporary restaurant closures and accelerated depreciation of assets;

• Our ability to identify and consummate successfully acquisition and development opportunities in new and existing markets;

• Our ability to refinance or modify our bank debt or obtain additional financing to fund our future cash needs given the current lending environment;

• Risks related to the impact of the global financial and credit crisis on the restaurant industry in general and on our business and results of operations, including the risk of interruptions in the supply chain due to the failure of any of our major suppliers or distributors or the inability of our major suppliers or distributors to obtain financing;

• Risks related to the ability of counterparties to our secured credit facility, interest rate swaps and foreign currency forward contracts to fulfill their commitments and/or obligations due to disruptions in the global credit markets, including the bankruptcy or restructuring of certain financial institutions;

• Risks related to interruptions or security breaches of our computer systems and risks related to the lack of integration of our worldwide technology systems;

• Our ability to continue to extend our hours of operation, at least in the U.S. and Canada, to capture a larger market of both the breakfast and late night dayparts;

• Changes in consumer perceptions of dietary health and food safety and negative publicity relating to our products;

• Our ability to retain or replace executive officers and key members of management with qualified personnel;

• Our ability to utilize foreign tax credits to offset our U.S. income taxes due to continuing losses in the U.K. and other factors and risks related to the impact of changes in statutory tax rates in foreign jurisdictions on our deferred taxes and effective tax rate;

• Our ability to realize our expected tax benefits from the realignment of our European and Asian businesses;

• Changes in demographic patterns of current restaurant locations;

• Our ability to adequately protect our intellectual property;

• Risks related to market conditions, including the market price and trading volume of our common stock, which could affect our ability to repurchase our common stock;

• Our ability to manage changing labor conditions in the U.S. if Congress passes the Employee Free Choice Act, which would establish a so-called “card check” union organizing system in which a majority of employees sign a card in favor of union representation;

• Our ability to manage changing labor conditions and difficulties in staffing our international operations;

• Adverse legal judgments, settlements or pressure tactics; and

• Adverse legislation or regulation.

These risks are not exhaustive and may not include factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We do not undertake any responsibility to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations.

Burger King Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars and shares in millions, except for per share data)

			Increase /(Decrease)
Three Months Ended March 31,	2009	2008	$	%
Revenues:
Company restaurant revenues	$449	$436	$13	3%
Franchise revenues	125	129	(4)	(3)%
Property revenues	26	29	(3)	(10)%
Total revenues	600	594	6	1%
Company restaurant expenses	397	378	19	5%
Selling, general and administrative expenses	115	126	(11)	(9)%
Property expenses	13	15	(2)	(13)%
Other operating (income) expense, net	(1)	(6)	5	NM
Total operating costs and expenses	524	513	11	2%
Income from operations	76	81	(5)	(6)%
Interest expense	13	17	(4)	(24)%
Interest income	-	(1)	1	NM
Interest expense, net	13	16	(3)	(19)%
Income before income taxes	63	65	(2)	(3)%
Income tax expense	16	24	(8)	(33)%
Net income	$47	$41	$6	15%

Earnings per share - basic (1)	$0.35	$0.30	$0.05	17%
Earnings per share - diluted (1)	$0.34	$0.30	$0.04	13%

Weighted average shares - basic	134.6	135.2
Weighted average shares - diluted	136.7	137.5

(1) Calculated using whole dollars and shares.
NM - Not meaningful
			Increase /(Decrease)
Nine Months Ended March 31,	2009	2008	$	%
Revenues:
Company restaurant revenues	$1,419	$1,325	$94	7%
Franchise revenues	405	394	11	3%
Property revenues	84	90	(6)	(7)%
Total revenues	1,908	1,809	99	5%
Company restaurant expenses	1,240	1,129	111	10%
Selling, general and administrative expenses	360	370	(10)	(3)%
Property expenses	42	45	(3)	(7)%
Other operating (income) expense, net	14	(7)	21	NM
Total operating costs and expenses	1,656	1,537	119	8%
Income from operations	252	272	(20)	(7)%
Interest expense	44	53	(9)	(17)%
Interest income	(2)	(5)	3	(60)%
Interest expense, net	42	48	(6)	(13)%
Income before income taxes	210	224	(14)	(6)%
Income tax expense	69	85	(16)	(19)%
Net income	$141	$139	$2	1%

Earnings per share - basic (1)	$1.05	$1.03	$0.02	2%
Earnings per share - diluted (1)	$1.03	$1.01	$0.02	2%

Weighted average shares - basic	134.8	135.2
Weighted average shares - diluted	136.8	137.7

(1) Calculated using whole dollars and shares.
NM - Not meaningful

PERFORMANCE INDICATORS AND USE OF NON-GAAP FINANCIAL MEASURES

To supplement the Company’s condensed consolidated financial statements presented on a U.S. Generally Accepted Accounting Principles (GAAP) basis, the Company uses three key business measures as indicators of the Company’s operational performance: sales growth, comparable sales growth and average restaurant sales. These measures are important indicators of the overall direction, trends of sales and the effectiveness of the Company’s advertising, marketing and operating initiatives and the impact of these on the entire Burger King® system. System-wide data represent measures for both Company and franchise restaurants. Unless otherwise stated, sales growth, comparable sales growth and average restaurant sales are presented on a system-wide basis.

The Company also provides certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted income from operations, adjusted net income and adjusted earnings per share.

EBITDA is defined as earnings (net income) before interest, taxes, depreciation and amortization, and is used by management to measure operating performance of the business. Management believes EBITDA is a useful measure as it reflects certain operating drivers of the Company’s business, such as sales growth, operating costs, selling, general and administrative expenses and other operating income and expense. EBITDA is also one of the measures used by the Company to calculate incentive compensation for management and corporate-level employees.

Adjusted EBITDA for the nine months ended March 31, 2009 excludes $2 million of charges associated with the acquisition of franchise restaurants from a large franchisee in the U.S. and $2 million of start up charges associated with acquired restaurants. There were no adjustments to EBITDA for the three months ended March 31, 2009 and the three and nine months ended March 31, 2008.

While EBITDA and adjusted EBITDA are not recognized measures under GAAP, management uses these financial measures to evaluate and forecast the Company’s business performance. These non-GAAP financial measures have certain material limitations, including:

  they do not include net interest expense. As the Company has borrowed money for general corporate purposes, interest expense is a necessary element of its costs and ability to generate profits and cash flows;
  they do not include depreciation and amortization expenses. As the Company uses capital assets, depreciation and amortization are necessary elements of its costs and ability to generate profits; and
  they do not include provision for taxes. The payment of taxes is a necessary element of the Company’s operations.

Management compensates for these limitations by using EBITDA and adjusted EBITDA as only two of several measures for evaluating the Company’s business performance. In addition, capital expenditures, which impact depreciation and amortization, interest expense and income tax expense, are reviewed separately by management. Management believes these non-GAAP measures provide both management and investors with a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the Company’s financial performance and prospects for the future. EBITDA and adjusted EBITDA are not intended to be measures of liquidity or cash flows from operations or measures comparable to net income as they do not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments.

Adjusted income from operations and adjusted net income for the nine months ended March 31, 2009 excludes the after tax effects of $2 million of charges associated with the acquisition of franchise restaurants from a large franchisee in the U.S. and $2 million of start up charges associated with acquired restaurants. Adjusted income tax expense for the nine months ended March 31, 2009 is calculated by using the Company’s actual tax rate for all items with the exception of the adjustments described above to which a U.S. federal and state rate of 36.5% has been applied, resulting in an adjusted effective tax rate of 32.7%. Adjusted earnings per share is calculated using adjusted net income divided by weighted average shares outstanding. There were no adjustments to income from operations, net income, income tax expense or earnings per share for the three months ended March 31, 2009 and the three and nine months ended March 31, 2008. Management believes that these non-GAAP financial measures are important as they provide investors and management with an additional metric to measure comparable Company performance against prior year periods by excluding non-recurring charges associated with material acquisitions.

Non–GAAP Reconciliations
(In millions except per share data)

Reconciliations for EBITDA, adjusted EBITDA, adjusted income from operations, adjusted net income, adjusted income tax expense and adjusted earnings per share are as follows:

		Three Months Ended		Nine Months Ended
		March 31,		March 31,
		2009	2008	2009	2008
	EBITDA and adjusted EBITDA

	Net income	$47	$41	$141	$139
	Interest expense, net	13	16	42	48
	Income tax expense	16	24	69	85
	Depreciation and amortization	23	26	72	70
	EBITDA	99	107	324	342
	Adjustments:
	Restaurant acquisition charges	-	-	2	-
	Acquisition start up charges	-	-	2	-
	Total adjustments	-	-	4	-
	Adjusted EBITDA	$99	$107	$328	$342

		Three Months Ended		Nine Months Ended
		March 31,		March 31,
		2009	2008	2009	2008
	Adjusted Income from operations
	Income from Operations	$76	$81	$252	$272
	Adjustments:
	Restaurant acquisition charges	-	-	2	-
	Acquisition start up charges	-	-	2	-
	Total Adjustments	-	-	4	0

	Adjusted Income from Operations	$76	$81	$256	$272

		Three Months Ended		Nine Months Ended
		March 31,		March 31,
		2009	2008	2009	2008

	Adjusted net income
	Net Income	$47	$41	$141	$139
	Income tax expense	16	24	69	85
	Income before income taxes	63	65	210	224
	Adjustments:
	Restaurant acquisition charges	-	-	2	-
	Acquisition start up charges	-	-	2	-
	Total Adjustments	-	-	4	-

	Adjusted Income before income taxes	63	65	214	224

	Adjusted income tax expense (1)	16	24	70	85

	Adjusted net income	$47	$41	$144	$139

	Weighted average shares outstanding - diluted	136.7	137.5	136.8	137.7

	Earnings per share- diluted (2)	$0.34	$0.30	$1.03	$1.01
	Adjusted earnings per share- diluted (2) (3)	$0.34	$0.30	$1.05	$1.01

(1)	Adjusted income tax expense for the nine months ended March 31, 2009 is calculated by using the Company's actual tax rate for all items with the exception of the adjustments listed above to which a U.S. federal and state tax rate of 36.5% has been applied.

(2)	Diluted earnings per share is calculated using whole dollars and diluted weighted average shares outstanding.

(3)	Adjusted diluted earnings per share is calculated using adjusted net income divided by diluted weighted average shares outstanding.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales growth	Refers to the change in restaurant sales in one period from the comparable prior year period for restaurants that have been open for thirteen months or longer, excluding the impact of currency translation.

Sales growth	Refers to the change in restaurant sales from one period to another, excluding the impact of currency translation.

Constant Currencies Actual Currencies Local Currency	Excludes impact of changes in currency exchange rates. Includes impact of changes in currency exchange rates. Principal currency in which market transacts business.

Average restaurant sales	Refers to average restaurant sales for the defined period. It is calculated as the total sales averaged over total store months for all restaurants open during that period.

Worldwide System or system-wide

Refers to measures for all geographic locations on a combined basis.

Refers to measures with Company and franchise restaurants combined. Unless otherwise stated, sales growth, comparable sales growth and average restaurant sales are presented on a system-wide basis.

Franchise sales

Refers to sales at all franchise restaurants. Although the Company does not record franchise sales as revenues, royalty revenues are based on a percentage of sales from franchise restaurants and are reported as franchise revenues by the Company.

Company restaurant revenues	Consists of sales at Company restaurants.

Franchise revenues	Consists primarily of royalties earned on franchise sales and franchise fees. Royalties earned are based on a percentage of franchise sales.

Property revenues	Includes property income from real estate that the Company leases or subleases to franchisees.

Company restaurant expenses	Consists of all costs necessary to manage and operate Company restaurants including (a) food, paper and product costs, (b) payroll and employee benefits, and (c) occupancy and other operating expenses, which include rent, utility costs, insurance, repair and maintenance costs, depreciation for restaurant property and other operating costs.

Company restaurant margin	Represents Company restaurant revenues less Company restaurant expenses. Company restaurant margin is calculated using dollars expressed in hundreds of thousands.

Property expenses	Includes rent and depreciation expense related to properties leased or subleased by the Company to franchisees and the cost of building and equipment leased by the Company to franchisees.

Selling, general and administrative expenses (SG&A)	Comprised of advertising and promotional expenses and general and administrative expenses, such as costs of field management for Company and franchise restaurants and corporate overhead, including corporate salaries, deferred compensation related to investments held in a rabbi trust and facilities.

Other operating (income) expense, net

Includes income and expenses that are not directly derived from the Company’s primary business such as gains and losses on asset and business disposals, write-offs associated with Company restaurant closures, impairment charges, charges recorded in connection with acquisitions of franchise operations, gains and losses on currency transactions, gains and losses on foreign currency forward contracts, net gains and losses on investments held in a rabbi trust related to deferred compensation and other miscellaneous items.

SUPPLEMENTAL INFORMATION

The following supplemental information relates to Burger King Holdings, Inc.’s results for the three and nine months ended March 31, 2009.

Our business operates in three reportable business segments: (1) the United States (U.S.) and Canada; (2) Europe, the Middle East, Africa and Asia Pacific, or EMEA/APAC; and (3) Latin America.

Seasonality

Restaurant sales are typically higher in the spring and summer months (our fourth and first fiscal quarters) when the weather is warmer than in the fall and winter months (our second and third fiscal quarters). Restaurant sales during the winter are typically highest in December, during the holiday shopping season. Our restaurant sales and Company restaurant margin are typically lowest during our third fiscal quarter, which occurs during the winter months and includes February, the shortest month of the year. During the three months ended March 31, 2009, the loss of a trading day in the month of February negatively impacted worldwide comparable sales by approximately 1%, as the same period in the prior year included an extra day due to leap year. Comparable sales for the third quarter of fiscal 2009 were also negatively impacted by the placement of the Easter holiday, which typically drives restaurant sales. The Easter holiday occurred after the end of the third quarter in the current fiscal year as compared to March in the prior year.

Revenues (Dollars in millions)

Revenues consist of Company restaurant revenues, franchise revenues and property revenues.

	Three Months Ended March 31,			Nine Months Ended March 31,
			% Increase			% Increase
	2009	2008	(Decrease)	2009	2008	(Decrease)
Company restaurant revenues: (1)
U.S. & Canada	$328	$283	16%	$1,001	$857	17%
EMEA/APAC	108	136	(21)%	371	418	(11)%
Latin America	13	17	(24)%	47	50	(6)%
Total Company restaurant revenues	449	436	3%	1,419	1,325	7%
Franchise revenues: (1)
U.S. & Canada	77	76	1%	241	234	3%
EMEA/APAC	37	42	(12)%	128	126	2%
Latin America	11	11	0%	36	34	6%
Total franchise revenues	125	129	(3)%	405	394	3%
Property revenues: (1)
U.S. & Canada	20	21	(5)%	65	66	(2)%
EMEA/APAC	6	8	(25)%	19	24	(21)%
Latin America	-	-	NA	-	-	NA
Total property revenues	26	29	(10)%	84	90	(7)%
Total revenues: (1)
U.S. & Canada	425	380	12%	1,307	1,157	13%
EMEA/APAC	151	186	(19)%	518	568	(9)%
Latin America	24	28	(14)%	83	84	(1)%
Total revenues	$600	$594	1%	$1,908	$1,809	5%

NA - Not applicable
(1) Revenues include the unfavorable impact of currency exchange rates described below.

Total Revenues

Total revenues increased by $6 million, or 1%, to $600 million and by $99 million, or 5%, to $1,908 million, for the three and nine months ended March 31, 2009, respectively, compared to the same periods in the prior year, primarily due to an increase in Company restaurant revenues resulting primarily from the net acquisition of 113 restaurants during the twelve month period ended March 31, 2009.

Our international operations are impacted by fluctuations in currency exchange rates. In Company markets located outside of the U.S., we generate revenues and incur expenses denominated in local currencies. These revenues and expenses are translated using the average rates during the period in which they are recognized, and are impacted by changes in currency exchange rates. In many of our franchise markets, our franchisees pay royalties to us in currencies other than the local currency in which they operate; however, as the royalties are calculated based on local currency sales, our revenues are still impacted by fluctuations in currency exchange rates. The unfavorable impact on revenues from the movement of currency exchange rates was partially offset by the favorable impact of currency exchange rates on Company restaurant expenses and selling, general and administrative expenses, resulting in a net unfavorable impact on income from operations of $3 million and $8 million for the three and nine months ended March 31, 2009, respectively.

Company restaurant revenues increased by $13 million, or 3%, to $449 million and by $94 million, or 7%, to $1,419 million for the three and nine months ended March 31, 2009, respectively, compared to the same periods in the prior year. These increases were primarily as a result of the addition of 144 Company restaurants (net of closures and sales of Company restaurants to franchisees, or “refranchisings”) during the twelve months ended March 31, 2009, including the net acquisition of 113 franchise restaurants. The increase in Company restaurant revenues during the three month period was partially offset by negative worldwide Company comparable sales growth of (0.2%) (in constant currencies) and by $32 million of unfavorable impact from the significant movement of currency exchange rates for the three month period. For the nine month period, Company restaurant revenues also increased as a result of worldwide Company comparable sales growth of 1.3% (in constant currencies), partially offset by $52 million of unfavorable impact from the significant movement of currency exchange rates for the nine months ended March 31, 2009.

Total franchise revenues decreased by $4 million, or 3%, to $125 million for the three months ended March 31, 2009 compared to the same period in the prior year. Although the net number of franchise restaurants increased by 211 during the twelve months ended March 31, 2009 and the Company experienced worldwide franchise comparable sales growth of 1.1% (in constant currencies) and a higher effective royalty rate in the U.S. during the three month period, these factors were more than offset by a $10 million unfavorable impact from the movement of currency exchange rates for the period. During the nine month period, total franchise revenues increased by $11 million, or 3%, to $405 million compared to the same period in the prior year, primarily as a result of the increase in franchise restaurant count, worldwide franchise comparable sales growth of 2.7% (in constant currencies) for the period and a higher effective royalty rate in the U.S. These factors were partially offset by a $15 million unfavorable impact from the movement of currency exchange rates for the nine month period.

Total property revenues decreased by $3 million, or 10%, to $26 million and by $6 million, or 7%, to $84 million for the three and nine months ended March 31, 2009, respectively, compared to the same periods in the prior year. The decrease for both the three and nine month periods was primarily due to $2 million and $4 million, respectively, of unfavorable impact from the movement of currency exchange rates and the net effect of changes to our property portfolio, which includes the impact of the closure or acquisition of restaurants leased to franchisees. These factors were partially offset by worldwide franchise comparable sales growth for the three and nine month periods, respectively, resulting in increased percentage rents.

Worldwide comparable sales growth of 1.0% and 2.5% (in constant currencies) for the three months and nine months ended March 31, 2009, respectively, was driven by our strategic pricing initiatives and our barbell menu strategy of innovative indulgent products and value menu items, including the successful multi-market promotion of the Angry Whopper® sandwich limited time offer and the U.S. launch of BK Burger Shots® and BK Breakfast Shots™ during the three month period. Comparable sales during the three month period were negatively impacted by significant traffic declines in the month of March across many of the markets in which we operate, with Germany and Mexico most affected. The deceleration in comparable sales was driven by continued adverse macroeconomic conditions, a slowdown in the breakfast daypart in the U.S. and heavy discounting by our major competitor in the U.S. and Germany, as well as the loss of a trading day and the shift of the Easter holiday.

U.S. and Canada

In the U.S. and Canada, Company restaurant revenues increased by $45 million, or 16%, to $328 million and by $144 million, or 17%, to $1,001 million during the three and nine months ended March 31, 2009, respectively, compared to the same periods in the prior year. These increases were primarily as a result of a net increase of 136 Company restaurants during the twelve months ended March 31, 2009, including the net acquisition of 113 franchise restaurants. Company restaurant revenues also increased as a result of Company comparable sales growth of 1.6% and 1.7% (in constant currencies) for the three and nine month periods, respectively. These increases were partially offset by an $8 million and a $16 million unfavorable impact from the movement of currency exchange rates in Canada for the three and nine months ended March 31, 2009, respectively.

Franchise revenues in the U.S. and Canada increased by $1 million, or 1%, to $77 million and by $7 million, or 3%, to $241 million during the three and nine months ended March 31, 2009, respectively, compared to the same periods in the prior year. These increases were primarily a result of franchise comparable sales growth of 1.6% and 2.2% (in constant currencies) for the three and nine month periods, respectively, and a higher effective royalty rate in the U.S. These factors were partially offset by the loss of royalties from 111 fewer franchise restaurants compared to the same periods in the prior year, primarily due to the net acquisition of 113 franchise restaurants. The impact from the movement of currency exchange rates was not significant for the three and nine month periods.

Comparable sales growth in the U.S. and Canada of 1.6% (in constant currencies) for the three months ended March 31, 2009 was driven primarily by our strategic pricing initiatives, a significant sales increase in the late night daypart as a result of our competitive hours initiative and successful product promotions, including the U.S. launch of BK Burger Shots® and BK Breakfast Shots™ and the Angry Whopper® sandwich limited time offer. SuperFamily promotions, such as The Pink Panther™, Cabbage Patch Kids™, Monster Jam™ and the Kid’s Choice Awards™, contributed to positive comparable sales. Comparable sales during the three month period were negatively impacted by significant traffic declines in the month of March, driven by continued adverse macroeconomic conditions, a slowdown in the breakfast daypart and heavy discounting by our major competitor, as well as the loss of a trading day and the shift in the Easter holiday.

Comparable sales growth in the U.S. and Canada of 2.2% (in constant currencies) for the nine months ended March 31, 2009 was driven primarily by the initiatives and promotions noted for the three month period, as well as the introduction of the new BK® Kids Meal (including Kraft® Macaroni and Cheese and BK™ Fresh Apple Fries), the Spicy Chicken BK Wrapper™ and the Whopper® Virgins marketing campaign. SuperFamily promotions, such as those noted for the three month period as well as The Simpsons™, iDog™ and a Nintendo™ giveaway promotional tie-in with the BK® Crown Card, also contributed to positive comparable sales.

EMEA/APAC

In EMEA/APAC, Company restaurant revenues decreased by $28 million, or 21%, to $108 million and by $47 million, or 11%, to $371 million, during the three and nine months ended March 31, 2009, respectively, compared to the same periods in the prior year. For the three month period, this decrease was primarily due to a $20 million unfavorable impact from the movement of currency exchange rates and negative Company comparable sales growth of (4.0%) (in constant currencies). Company restaurant revenues were negatively impacted by significant traffic declines in the month of March, particularly in Germany, the Company’s second largest Company restaurant market worldwide and the largest in EMEA/APAC. For the nine month period, the decrease in Company restaurant revenues was primarily due to a $30 million unfavorable impact from the movement of currency exchange rates and lost Company restaurant revenues due to the refranchising of restaurants in the prior year, primarily in Germany and the U.K.

Franchise revenues in EMEA/APAC decreased by $5 million, or 12%, to $37 million during the three months ended March 31, 2009 compared to the same period in the prior year, primarily driven by a $9 million unfavorable impact from the movement of currency exchange rates and negative franchise comparable sales growth of (0.1%) (in constant currencies) for the period. This decrease was partially offset by the net increase of 241 franchise restaurants during the twelve months ended March 31, 2009. Franchise revenues increased by $2 million, or 2%, to $128 million during the nine months ended March 31, 2009, compared to the same period in the prior year. This increase was primarily driven by the net increase in franchise restaurants during the trailing twelve month period and franchise comparable sales growth of 3.5% (in constant currencies) for the period, partially offset by a $13 million unfavorable impact from the movement of currency exchange rates.

Property revenues in EMEA/APAC decreased by $2 million, or 25%, to $6 million and by $5 million, or 21%, to $19 million for the three and nine months ended March 31, 2009, respectively, compared to the same periods in the prior year. The decrease for both the three and nine month periods was primarily due to a $2 million and $4 million unfavorable impact from the movement of currency exchange rates, respectively, and the net effect of changes to our property portfolio, which includes the impact of the closure or acquisition of restaurants leased to franchisees. In addition, property revenues were adversely affected by negative franchise comparative sales growth of (0.1%) for the three month period. However, percentage rents increased as a result of franchise comparable sales growth of 3.5% for the nine month period, which partially offset the unfavorable impact of currency exchange rates as noted above.

The EMEA/APAC segment experienced negative comparable sales of (0.6%) (in constant currencies) during the three months ended March 31, 2009, primarily due to an unanticipated traffic slowdown in the month of March, particularly in Germany, caused by adverse macroeconomic factors and heavy discounting by our major competitor in Germany, as well as the loss of a trading day and the shift in the Easter holiday. However, we continued to focus during the quarter on operational improvements and high quality indulgent products, such as the Double Smoke BBQ Angus Whopper® limited time offers in the U.K. and the new Chicken Range sandwich in Australia.

Comparable sales growth of 3.1% (in constant currencies) for the nine months ended March 31, 2009 was driven primarily by our strategic pricing initiatives as well as successful product promotions, such as the promotions noted for the three month period as well as Whopper® sandwich limited time offers throughout the region, BK Fusion™ Real Ice Cream and the Long Chicken sandwich limited time offers in Spain. SuperFamily promotions, such as The Simpsons™, iDog™, Crayola™ and Secret Palazz™, positively impacted comparable sales for the nine month period.

Latin America

In Latin America, Company restaurant revenues decreased by $4 million, or 24%, to $13 million and by $3 million, or 6%, to $47 million during the three and nine months ended March 31, 2009, respectively, compared to the same periods in the prior year. These decreases were primarily due to a $4 million and $6 million unfavorable impact from the movement of currency exchange rates and negative Company comparable sales growth of (5.1%) and (0.4%) (in constant currencies) for the three and nine month periods, respectively. Company restaurant revenues were negatively impacted by significant traffic declines in the month of March in Mexico, the only Company restaurant market in Latin America. These factors were partially offset by a net increase of six Company restaurants during the twelve months ended March 31, 2009.

Latin America franchise revenues remained unchanged at $11 million during the three months ended March 31, 2009, compared to the same period in the prior year. Although the net number of franchise restaurants increased by 81 during the twelve months ended March 31, 2009, and franchise comparable sales growth was 1.9% (in constant currencies) for the period, these factors were offset by a $1 million unfavorable impact from the movement of currency exchange rates for the period. During the nine months ended March 31, 2009, franchise revenues increased by $2 million, or 6%, to $36 million, compared to the same period in the prior year, primarily as a result of the net increase in franchise restaurants during the trailing twelve month period and franchise comparable sales growth of 3.9% (in constant currencies) for the nine month period. These factors were partially offset by a $2 million unfavorable impact from the movement of currency exchange rates for the nine month period.

Comparable sales growth in Latin America of 1.3% and 3.6% (in constant currencies) for the three and nine months ended March 31, 2009, respectively, was driven by the continued focus on our barbell menu strategy featuring everyday value platforms and affordably indulgent products. Our results were fueled by the successful promotion of indulgent products across most countries in the region, such as the introduction of the Angry Whopper® sandwich, the Steakhouse burger platform and the new BK™ Fish Wrap for Lenten season, as well as the continued offering of the Mushroom & Swiss Steakhouse Burger in Central America, Puerto Rico and the Caribbean, and the Whopper® Mania promotion in Argentina. We continued to focus on value with the Come Como Rey™ (Eat Like a King) everyday value menu in Mexico and Central America, the XL double burger value promotion in Argentina, Chile and Dominican Republic and the new Apple BK™ Bites dessert. In addition, our regional Latin Billboards music promotion in selected markets in the region and strong kids properties such as Cabbage Patch Kids™, Monster Jam™ and The Pink Panther™ positively impacted comparable sales.

Comparable sales during the three months ended March 31, 2009 were negatively impacted by significant traffic declines in Mexico during the month of March due to adverse socioeconomic conditions and the resulting slowdown in tourism, the devaluation of the local currency and the lower influx of remittances from the U.S. The loss of the trading day and the shift in the Easter holiday also negatively impacted sales performance. Comparable sales for both periods were also adversely affected by softer performance in Puerto Rico due to current socioeconomic conditions as well as the introduction of a VAT tax, which has negatively affected disposable income.

Additional information regarding the key performance measures discussed above is as follows:

Key Revenue Performance Measures
	As of March 31,
			Increase/
	2009	2008	(Decrease)
Number of Company restaurants:
U.S. & Canada	1,054	918	136
EMEA/APAC	296	294	2
Latin America	88	82	6
Total	1,438	1,294	144
Number of franchise restaurants:
U.S. & Canada	6,468	6,579	(111)
EMEA/APAC	2,936	2,695	241
Latin America	968	887	81
Total	10,372	10,161	211
Number of system restaurants:
U.S. & Canada	7,522	7,497	25
EMEA/APAC	3,232	2,989	243
Latin America	1,056	969	87
Total	11,810	11,455	355

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
	(In Constant Currencies)
Company Comparable Sales Growth:
U.S. & Canada	1.6%	3.5%	1.7%	2.6%
EMEA / APAC	(4.0)%	5.3%	0.3%	4.0%
Latin America	(5.1)%	6.2%	(0.4)%	1.4%
Total Company Comparable Sales Growth	(0.2)%	4.1%	1.3%	3.0%

Franchise Comparable Sales Growth:
U.S. & Canada	1.6%	5.7%	2.2%	5.8%
EMEA / APAC	(0.1)%	7.0%	3.5%	5.9%
Latin America	1.9%	5.7%	3.9%	4.2%
Total Franchise Comparable Sales Growth	1.1%	6.1%	2.7%	5.7%

System Comparable Sales Growth:
U.S. & Canada	1.6%	5.4%	2.2%	5.4%
EMEA/APAC	(0.6)%	6.8%	3.1%	5.6%
Latin America	1.3%	5.8%	3.6%	4.0%
Total System Comparable Sales Growth	1.0%	5.8%	2.5%	5.4%

Sales Growth:
U.S. & Canada	2.8%	6.4%	3.0%	5.9%
EMEA/APAC	6.3%	14.6%	9.6%	13.1%
Latin America	7.2%	14.1%	11.2%	12.4%
Total worldwide sales growth	4.1%	9.2%	5.5%	8.2%

	(In Actual Currencies)
Worldwide average restaurant sales (In thousands) (1)	$294	$313	$949	$963

(1) The worldwide average restaurant sales (ARS) shown above includes the unfavorable impact of currency exchange rates of $22,000 and $35,000 for the three months and nine months ended March 31, 2009, respectively.

The following table represents sales at franchise restaurants. Although the Company does not record franchise sales as revenues, royalty revenues are based on a percentage of franchise sales and are reported as franchise revenues by the Company.

	Three Months Ended March 31,				Nine Months Ended March 31,
	2009	2008	% Increase/ (Decrease)		2009	2008	% Increase/ (Decrease)
Franchise sales: (Dollars in millions)
U.S. & Canada	$1,952	$1,952	-		$6,074	$6,044	-
EMEA/APAC	818	932	(12	) %	2,811	2,793	1%
Latin America	215	220	(2	) %	712	666	7%
Total worldwide (1)	$2,985	$3,104	(4	) %	$9,597	$9,503	1%

(1) The total worldwide franchise sales shown above includes the unfavorable impact of currency exchange rates of $218 million and $355 million for the three and nine months ended March 31, 2009, respectively.

Company Restaurant Margin (Dollars in millions)

	Percent of Revenues (1)		Amount
Three Months Ended March 31,	2009	2008	2009	2008

Company restaurants:
U.S. & Canada	12.7%	13.1%	$41	$38
EMEA/APAC	7.6%	12.0%	8	16
Latin America	20.0%	23.6%	3	4
Total	11.7%	13.2%	$52	$58

(1) Calculated using dollars expressed in hundreds of thousands.

	Percent of Revenues (1)		Amount
Nine Months Ended March 31,	2009	2008	2009	2008
Company restaurants:
U.S. & Canada	12.6%	14.5%	$125	$125
EMEA/APAC	11.8%	14.2%	44	59
Latin America	20.8%	24.2%	10	12
Total	12.6%	14.8%	$179	$196

(1) Calculated using dollars expressed in hundreds of thousands.
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
Company restaurant expenses as a percentage of revenues: (1)	2009	2008	2009	2008
Food, paper and product costs	31.8%	31.1%	32.2%	31.1%
Payroll and employee benefits	32.0%	30.5%	31.0%	29.9%
Occupancy and other operating costs	24.5%	25.2%	24.2%	24.2%
Total Company restaurant expenses	88.3%	86.8%	87.4%	85.2%
(1) Calculated using dollars expressed in the hundreds of thousands.

Total Company Restaurant Margin

Total Company restaurant margin decreased by $6 million to $52 million and by $17 million to $179 million for the three and nine months ended March 31, 2009, respectively, compared to the same periods in the prior year. These decreases reflect the impact of significant traffic declines in the U.S and Canada and EMEA/APAC in March, which resulted in labor inefficiencies, increases in commodity costs in all segments, including the currency exchange impact of cross border purchases, and increased labor costs in EMEA. In addition, the movement of currency exchange rates had a $3 million and $5 million unfavorable impact on Company restaurant margin for the three and nine month periods, respectively, primarily in EMEA. These decreases were partially offset by $6 million (for the three month period) and $18 million (for the nine month period) of incremental margin dollars derived from the net acquisition of 113 Company restaurants in the U.S. and Canada during the twelve months ended March 31, 2009.

As a percentage of revenues, Company restaurant margin decreased by 1.5% and 2.2% for the three and nine months ended March 31, 2009, reflecting the impact of the factors noted above.

U.S. and Canada

Company restaurant margin in the U.S. and Canada increased by $3 million to $41 million for the three months ended March 31, 2009, compared to the same period in the prior year. This increase was primarily driven by the benefits realized from the net addition of 136 Company restaurants during the twelve months ended March 31, 2009 and from accelerated depreciation related to the reimaging of Company restaurants recorded in the prior year, partially offset by declining traffic resulting in labor inefficiencies, increases in commodity prices, including the currency exchange impact of cross border purchases in Canada, additional expense due to the disposal of toy premium inventory containing phthalates, a plasticizer used in vinyl toys and the redemption of coupons. In addition, the movement of currency exchange rates had a $1 million unfavorable impact on Company restaurant margin for the three month period.

Company restaurant margin in the U.S. and Canada remained unchanged at $125 million for the nine months ended March 31, 2009, compared to the same period in the prior year. Although the benefits realized from the net addition of 136 Company restaurants during the twelve months ended March 31, 2009 and positive Company comparable sales for the nine month period positively impacted Company restaurant margin, these factors were offset by increased commodity costs and a $1 million unfavorable impact from the movement of currency exchange rates in Canada.

As a percentage of revenues, Company restaurant margin in the U.S. and Canada decreased by 0.4% and 1.9% for the three and nine months ended March 31, 2009, respectively, reflecting the impact of increased commodity and labor costs as well as inventory write-offs and adjustments. These decreases were partially offset by the benefits realized from the accelerated depreciation related to the reimaging of Company restaurants recorded in the prior year and positive Company comparable sales.

Although commodity and other food costs increased during the three and nine month periods, as compared to the same periods in the prior year, the cost of many of our core commodities reached historical highs during the first quarter of fiscal 2009 and have moderated since.

EMEA/APAC

Company restaurant margin in EMEA/APAC decreased by $8 million to $8 million and by $15 million to $44 million for the three and nine months ended March 31, 2009, respectively, compared to the same periods in the prior year. These decreases reflect the impact of government mandated and contractual increases in labor costs in Germany, increases in commodity costs across all countries in the segment, including the currency exchange impact of cross border purchases, income resulting from a lease termination fee recorded in the U.K. in the prior year and the unfavorable impact from the movement in currency exchange rates of $1 million and $3 million for the three and nine month periods, respectively. The decrease for the three month period also reflects the unfavorable impact from significant traffic declines in the month of March, particularly in Germany, which resulted in negative Company comparable sales growth and labor inefficiencies.

As a percentage of revenues, Company restaurant margin in EMEA/APAC decreased by 4.4% and 2.4% for the three and nine months ended March 31, 2009, respectively, from the prior year periods primarily due to the factors noted above.

Latin America

Company restaurant margin in Latin America decreased by $1 million to $3 million and by $2 million to $10 million for the three and nine months ended March 31, 2009, respectively, compared to the same periods in the prior year. These decreases reflect the impact of commodity cost increases, including the currency exchange impact of cross border purchases, significant traffic declines in Mexico during the month of March resulting in negative Company comparable sales growth for both periods, and the unfavorable impact from the movement of currency exchange rates of $1 million for both the three and nine month periods. These decreases were partially offset by a net increase of six Company restaurants during the twelve months ended March 31, 2009.

As a percentage of revenues, Company restaurant margin in Latin America decreased by 3.6% and 3.4% for the three and nine months ended March 31, 2009, respectively, reflecting the unfavorable impact from increased commodity costs and negative Company comparable sales growth.

Selling, General and Administrative Expenses (Dollars in millions):

	Three Months Ended March 31,			Nine Months Ended March 31,
	2009	2008	% Increase/ (Decrease)	2009	2008	% Increase/ (Decrease)

Selling Expenses	$22	$22	0%	$70	$67	4%
General and Administrative Expenses	93	104	(11)%	290	303	(4)%
Total Selling, General and Administrative Expenses	$115	$126	(9)%	$360	$370	(3)%

Selling expenses remained unchanged at $22 million for the three months ended March 31, 2009, compared to the same period in the prior year. Although sales and promotion expenses increased by $2 million due to increased sales at our Company restaurants, this increase was offset by a $2 million favorable impact from the movement of currency exchange rates.

General and administrative expenses decreased by $11 million, or 11%, to $93 million for the three months ended March 31, 2009, compared to the same period in the prior year. The decrease is primarily attributable to $3 million in savings from cost containment initiatives, a decrease of $1 million in deferred compensation expense and an $8 million favorable impact from the movement of currency exchange rates.

Selling expenses increased by $3 million, or 4%, to $70 million for the nine months ended March 31, 2009, compared to the same period in the prior year. Although sales and promotion expenses increased by $6 million due to increased sales at our Company restaurants, these expenses were partially offset by a $3 million favorable impact from the movement of currency exchange rates.

General and administrative expenses decreased by $13 million, or 4%, to $290 million for the nine months ended March 31, 2009, compared to the same period in the prior year. There was a $7 million decrease in deferred compensation expense, which was fully offset by net losses on investments held in the rabbi trust recorded in other operating (income) expense, net, a $9 million favorable impact from the movement of currency exchange rates and $8 million in savings from cost containment initiatives. However, these factors were partially offset by an increase of $3 million in stock-based compensation, an incremental increase of $3 million in amortization of franchise rights associated with the acquisition of restaurants, an increase in bad debt expense of $3 million and $2 million in bad debt recoveries recognized in the prior year.

Annual stock-based compensation expense is expected to increase through fiscal year 2010, as a result of our adoption of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 123R, “Share-based Payment” in fiscal 2007, which has resulted in stock-based compensation expense only for awards granted subsequent to our initial public offering.

Other Operating (Income) Expense, Net

Other operating income, net, for the three months ended March 31, 2009 of $1 million includes a $4 million gain from the refranchising of Company restaurants in the US and Canada, partially offset by $1 million of net losses on investments held in the rabbi trust, which were fully offset by a corresponding decrease in deferred compensation expense reflected in general and administrative expenses, and $1 million of net expense related to the remeasurement of foreign denominated assets and the expense related to the use of foreign currency forward contracts used to hedge the currency exchange impact on such assets.

Other operating income, net, for the three months ended March 31, 2008 of $6 million includes a net gain of $11 million from the disposal of real estate and other assets, primarily from the refranchising of Company restaurants in Germany, partially offset by $3 million in losses from vacant property provisions recorded in the U.S. and U.K. and $1 million of franchise system distress costs in the U.K.

Other operating expense, net, for the nine months ended March 31, 2009 of $14 million includes $7 million of net losses on investments held in the rabbi trust, which were fully offset by a corresponding decrease in deferred compensation expense reflected in general and administrative expenses, $2 million of charges associated with the acquisition of franchise restaurants from a large franchisee in the U.S. and $8 million of net expense related to the remeasurement of foreign denominated assets and the expense related to the use of foreign currency forward contracts used to hedge the currency exchange impact on such assets. These expenses were partially offset by a $4 million gain from the refranchising of Company restaurants in the U.S. and Canada.

Other operating income, net, for the nine months ended March 31, 2008 of $7 million includes net gains of $16 million from the disposal of real estate and other assets, primarily in Germany and the U.S. and a gain of $2 million on forward currency contracts used to hedge intercompany loans denominated in foreign currencies. These gains were partially offset by $4 million in losses from vacant property provisions recorded in the U.S and U.K., $3 million of franchise system distress costs in the U.K., which includes a $1 million payment made to our sole distributor, $2 million of foreign currency transaction losses and $1 million in charges for litigation reserves.

Income from Operations (by Segment) (Dollars in millions):

	Three Months Ended March 31,			Nine Months Ended March 31,
	2009	2008	% Increase / (Decrease)	2009	2008	% Increase / (Decrease)

U.S. & Canada	$88	$79	11%	$256	$264	(3)%
EMEA/APAC	11	26	(58)%	57	73	(22)%
Latin America	7	9	(22)%	27	29	(7)%
Unallocated	(30)	(33)	(9)%	(88)	(94)	(6)%
Total (1)	$76	$81	(6)%	$252	$272	(7)%

(1) Total income from operations shown above includes the unfavorable impact of currency exchange rates, which was $3 million and $8 million, for the three and nine months ended March 31, 2009, respectively.

Interest Expense, Net

Interest expense, net decreased by $3 million during the three months ended March 31, 2009, compared to the same period in the prior year, reflecting a decrease in rates paid on borrowings during the period. The weighted average interest rates for the three months ended March 31, 2009 and 2008 were 4.8% and 6.3%, respectively, which included the impact of interest rate swaps on 68% and 46% of our term debt, respectively.

Interest expense, net decreased by $6 million during the nine months ended March 31, 2009, compared to the same period in the prior year, primarily reflecting a decrease in rates paid on borrowings during the period. The weighted average interest rates for the nine months ended March 31, 2009 and 2008 were 5.2% and 6.6%, respectively, which included the impact of interest rate swaps on 70% and 48% of our term debt, respectively.

Income Taxes

Income tax expense was $16 million for the three months ended March 31, 2009, resulting in an effective tax rate of 25.4%, primarily due to the resolution of tax audits.

Income tax expense was $24 million for the three months ended March 31, 2008, resulting in an effective tax rate of 36.9%. During the three months ended March 31, 2008, we recorded a tax charge of $2 million primarily related to the resolution of a foreign audit and law changes.

Income tax expense was $69 million for the nine months ended March 31, 2009, resulting in an effective tax rate of 32.9%, primarily due to currency fluctuations, the current mix of income from multiple tax jurisdictions and the resolutions of tax audits.

Income tax expense was $85 million for the nine months ended March 31, 2008, resulting in an effective tax rate of 37.9%. During the nine months ended March 31, 2008, we recorded a tax charge of $9 million primarily related to law changes in various jurisdictions and a tax benefit of $4 million due to the release in valuation allowance as it was determined that certain deferred tax assets would be realized.

CONTACT:
Burger King Holdings, Inc., Miami
BKC Media Relations
Susan Robison, 305-378-7277
mediainquiries@whopper.com
or
BKC Investor Relations
Amy Wagner, 305-378-7696
awagner@whopper.com